Exhibit 99.1

GCA Announces Appointment of Randy L. Taylor as Chief Financial Officer

Company Announces Additional Executive Leadership Appointments

LAS VEGAS, NV March 7, 2014  -- Global Cash Access Holdings, Inc. (“GCA” or the “Company”) (NYSE: GCA), a global provider of innovative cash access solutions, cash handling devices and related services and business intelligence for gaming establishments, today announced that Randy L. Taylor has been promoted to Chief Financial Officer effective immediately.

Mr. Taylor has been with GCA since 2011 serving as the Senior Vice President and Controller. Prior to joining GCA, Mr. Taylor served in various positions for Citadel Broadcasting Corporation, a radio broadcasting company, including chief financial officer from 2008 to 2011. Mr. Taylor succeeded Mary E. Higgins, who resigned to pursue other professional interests. Ms. Higgins’ departure is not related to any disagreements with the Company’s Board of Directors, Audit Committee or auditors.

The Company also announced the following executive leadership appointments, effective immediately:

•      David Johnson has been appointed to the new role of Executive Vice President of Government Relations. Previously, Mr. Johnson was the Company’s Executive Vice President and General Counsel, and Corporate Secretary.

•      Juliet A. Lim has been appointed to the positions of Executive Vice President and General Counsel, and Corporate Secretary, succeeding Mr. Johnson. Prior to joining the Company, Ms. Lim had served in a variety of legal positions, including as general counsel and corporate secretary of Clear Energy Systems, Inc., and as senior vice president and deputy general counsel of Fidelity National Information Services, Inc., a publicly traded banking and payments technology company.

•      David Lucchese has been named Executive Vice President, Client Operations.  Previously, Mr. Lucchese was the Company’s Executive Vice President, Sales, a position he had held since 2010.

•      Scott Dowty has been appointed Executive Vice President, Sales. Mr. Dowty will continue to serve as the Company’s Chief Marketing Officer and oversee the Company’s sales and marketing operations.

“We are fortunate to have a talented bench of professionals at GCA, and I believe these new appointments will be instrumental in our growth.  Randy Taylor has a deep knowledge of both our business and the solutions we deliver to the gaming industry. David Lucchese and Scott Dowty are well-positioned to drive top line growth and improve profitability through new customer commitments as well as in our existing client base.  David Johnson and Juliet Lim will be integral members of our leadership team providing counsel on government affairs and all corporate legal matters, which are critical to our success in a highly regulated market,” said Ram V. Chary, Chief Executive Officer.

About Global Cash Access Holdings, Inc.

Las Vegas-based Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of Global Cash Access Holdings, Inc., is a leading provider of cash access services and related equipment and services to the gaming industry. GCA’s products and services: (a) provide gaming establishment patrons access to cash through a variety of methods, including Automated Teller Machine (“ATM”) cash withdrawals, credit card cash access transactions, point-of-sale (“POS”) debit card transactions, check verification and warranty services and money transfers; (b) provide cash access devices, and related services, such as slot machine ticket redemption and jackpot kiosks to the gaming industry; (c) provide products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; and (d) provide online payment processing services to gaming operators in States that offer intra-state Internet-based gaming and lottery activities. More information is available at GCA’s website at www.gcainc.com.

Contact:

Investor Relations

Don Duffy, ICR

(203) 682-8215

ir@gcamail.com

Media Relations

Phil Denning, ICR

(646) 277-1258

ir@gcamail.com

Source:

Global Cash Access Holdings, Inc.